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                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            NEWPOWER HOLDINGS, INC.
                                       AT

                              $1.05 NET PER SHARE

                                       BY

                        WINDSOR ACQUISITION CORPORATION

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  CENTRICA PLC
                          ---------------------------
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 28, 2002,
                          WHICH DATE MAY BE EXTENDED.

                                 March 1, 2002

TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

     We have been appointed by Windsor Acquisition Corporation, a Delaware corporation ("Windsor" or "Purchaser") and a wholly owned subsidiary of Centrica plc, a public limited company organized under the laws of England and Wales ("Centrica") to act as Dealer Manager in connection with Windsor's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of NewPower Holdings, Inc., a Delaware corporation ("NewPower"), at $1.05 per Share, subject to adjustment as described in the Offer to Purchase, net to the seller in cash, without interest thereon upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 1, 2002, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Please forward copies of the enclosed to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.  The Offer to Purchase, dated March 1, 2002.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. A letter to stockholders of NewPower from H. Eugene Lockhart, Chairman of the Board, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated March 1, 2002, filed with the Securities and Exchange Commission by NewPower which includes the recommendation of the Board of Directors of NewPower that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

          4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).
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          5.  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7.  A return envelope addressed to the Depositary (as defined below).

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 28, 2002 UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The tender price is $1.05 per Share, subject to adjustment as described in the Offer to Purchase, net to the seller in cash without interest.

          2.  The Offer is being made for all the outstanding Shares.

          3. The Board of Directors of NewPower, by vote of the directors present at a meeting of the Board of Directors of NewPower held on February 19, 2002, determined that it is in the best interest of NewPower's stockholders that NewPower enter into the Merger Agreement and consummate the Offer and the Merger on the terms set forth therein, and approved and declared advisable the Offer, the Merger and the Merger Agreement. The Board of Directors recommends that NewPower's stockholders accept the Offer and tender their Shares pursuant to the Offer.

          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City Time on Thursday, March 28, 2002 unless the Offer is extended.

          5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares owned by Parent and Purchaser represent at least a majority of the outstanding Shares on a fully diluted basis (assuming the exercise of all options, warrants and other rights to purchase Shares that have an exercise price equal or less than the Offer Price) as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Condition"), (ii) the expiration or termination of any requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer and the merger described in this Offer to Purchase, (iii) the receipt of other requisite governmental approvals, including of the Federal Energy Regulatory Commission, (iv) the approval of the bankruptcy court (the "Bankruptcy Court") overseeing the Chapter 11 bankruptcy proceedings of Enron Corp. ("Enron") and certain of its affiliates of certain agreements between NewPower and Enron and certain of its affiliates relating to the settlement in full of obligations and rights between NewPower and Enron and these affiliates with respect to commodities and trading contracts between these parties, the termination of other contractual obligations between these parties, and the approval of a tender agreement between Parent, NewPower and Enron and certain of its affiliates pursuant to which Enron and certain of its affiliates have agreed to tender Shares and (v) the issuance of an injunction by the Bankruptcy Court enjoining any person from seeking from the Company or any of its subsidiaries any payment in respect of or contribution for any liabilities or obligations arising out of or relating primarily to the conduct by Enron and certain of its affiliates of their respective businesses or the ownership or the operation thereof. The Offer is also subject to certain other conditions described in Section 13 of the Offer to Purchase. See "Introduction" and Sections 1, 11, 13 and 14 of the Offer to Purchase.

          6. Tendering shareholders whose Shares are registered in their own name and who tender directly to The Bank of New York, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

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          7.  Notwithstanding any other provision of the Offer, payment for
     Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") with respect to such Shares) into the Depositary's account at The Depository Trust Company, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     In order to take advantage of the Offer, Certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, at 1585 Broadway, New York, NY 10036, telephone number (212) 761-8292 or to D.F. King & Co., Inc., the Information Agent for the Offer, at 77 Water Street, New York, NY 10005, telephone numbers (212) 269-5550 (call collect) or (800) 290-6429 (call toll free).

     Requests for additional copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent at the above addresses and telephone numbers.

                                         Very truly yours,

                                        MORGAN STANLEY & CO.
                                            Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF CENTRICA, WINDSOR, NEWPOWER, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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